Exhibit 5.2

Allen & Overy LLP One Bishops Square London E1 6AD United Kingdom Tel +44 (0)20 3088 0000 Fax +44 (0)20 3088 0088
To:	National Treasury Private Bag X115 Pretoria 0001 Republic of South Africa

Our ref         0074079-0000253 ICM:23331576.5

April 14, 2016

Republic of South Africa – US$1,250,000,000 4.875% Notes due 2026

Dear Ladies and Gentlemen:

We have acted as special United States counsel to the Underwriters in connection with the offering by the Republic of South Africa (the Republic) of US$1,250,000,000 4.875% notes due 2026 (the Notes). We are furnishing this opinion to you pursuant to Section 7(b) of the underwriting agreement, dated December 13, 2013 (the Underwriting Agreement), and the subsequent pricing agreement, dated April 7, 2016, between the Republic and the Representatives (the Pricing Agreement). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Underwriting Agreement or the Pricing Agreement, as the case may be.

A.	DOCUMENTS

In rendering the opinions expressed below, we have examined copies of:

1.	the registration statement of the Republic, filed with the U.S. Securities and Exchange Commission (the Commission) on Schedule B (No. 333-192814) (the Registration Statement), declared effective by the Commission under the Securities Act of 1933, as amended (the Securities Act) as of February 7, 2014;

2.	the prospectus, dated April 6, 2016 (the Base Prospectus), filed with the Commission on April 6, 2016 pursuant to Rule 424(b)(2);

3.	the final term sheet filed with the Commission on April 7, 2016 as a free writing prospectus pursuant to Rule 433 under the Securities Act (the Free Writing Prospectus);

4.	the prospectus supplement, dated April 7, 2016 (the Prospectus Supplement), as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

5.	an executed copy of the Underwriting Agreement;

6.	an executed copy of the Pricing Agreement;

7.	an executed copy of the fiscal agency agreement dated December 13, 2013 as amended by the amendment dated April 6, 2016 (the Fiscal Agency Agreement), between, among others, the Republic and Citibank, N.A., London Branch (the Fiscal Agent); and

8.	the Notes in global form as executed by the Republic.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

The Underwriting Agreement, the Pricing Agreement, the Notes and the Fiscal Agency Agreement are herein collectively referred to as the Transaction Documents.

For purposes of this opinion letter, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such records of the Republic and such other instruments and other certificates of public officials, officers and representatives of the Republic and such other persons as we have deemed appropriate for the purposes of this opinion. As to certain matters of fact material to the opinions expressed herein, we have relied on the representations and statements of fact made in the Transaction Documents and in certificates of responsible representatives of the Republic. We have not independently verified or established the facts so relied on.

B.	ASSUMPTIONS

In giving this opinion, we have made the following assumptions, which we have not independently verified or established and on which we express no opinion:

1.	We have assumed the legal capacity of all signatories, the genuineness of all signatures, the conformity to original documents and the completeness of all documents submitted to us as copies or received by us by facsimile or other electronic transmission, and the authenticity and completeness of the originals of such documents and of all documents submitted to us as originals.

2.	We have assumed (i) that each party to the Transaction Documents is duly organized and validly existing, has the power and authority to execute, deliver and perform the Transaction Documents to which it is a party and has taken all action necessary to authorize the execution, delivery and performance of those Transaction Documents; (ii) that each of the parties other than the Republic has duly executed and delivered the Transaction Documents to which it is a party, and that under and for the purpose of South African law, the Republic has duly executed and delivered each of the Transaction Documents; (iii) that the Notes have been delivered to and paid for by the Underwriters in accordance with Transaction Documents; (iv) that each Transaction Document constitutes the valid and binding obligation of each of the parties to such Transaction Document other than the Republic, enforceable against those parties in accordance with such Transaction Document’s terms; and (v) that under and for the purpose of South African law, each Transaction Document constitutes the valid and binding obligation of the Republic, enforceable against the Republic in accordance with its respective terms.

3.	We have assumed that no law other than the Applicable Laws (as defined below) would affect any of the conclusions stated in this opinion letter.

4.	We have assumed, except to the extent that we have expressly opined thereon below, that all authorizations, approvals and consents of, and all filings and registrations with, governmental and regulatory authorities and agencies required for the execution, delivery and performance of the Transaction Documents have been obtained or made.

5.	We have assumed that the execution, delivery and performance of the Transaction Documents by the respective parties thereto do not contravene or conflict with any law, rule or regulation binding upon such party (other than, with respect to the Republic, Applicable Laws (as defined below)), the constituent or organizational documents of any party, any agreement or instrument to which any such party is a party or by which its properties or assets are bound, or any judicial or administrative judgment, injunction, order or decree binding upon any such party or its properties.

6.	We have assumed that the Notes have been duly executed and authenticated by the Fiscal Agent and paid for in accordance with the Transaction Documents.

7.	With respect to our opinion 8, below, we have assumed that under and for the purpose of South African law, the Ambassador of the Republic of South Africa to the United States has the power and authority to act as agent for service of process in actions commenced in the New York courts, has been duly appointed as such agent for service of process and has taken all action necessary to authorize its acceptance of such appointment.

C.	LIMITATIONS

Our opinions expressed below are subject to the following limitations:

1.	We are members of the bar of the State of New York and we have not investigated and do not express any opinion as to any laws other than the Applicable Laws. As used in this opinion letter, the term Applicable Laws refers to the laws of the State of New York and to the federal laws of the United States of America, in each case in effect on the date of this opinion letter, and to the extent they are normally applicable in relation to transactions of the type provided for in the Transaction Documents, and excluding any law, rule or regulation relating to the securities or “blue sky” laws of any State of the United States, including the State of New York. In particular, in this opinion letter we do not purport to pass on any matters governed by the laws of the Republic of South Africa.

2.	With respect to our opinion 3, below, this opinion is based on the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), Treasury Regulations, case law, and Internal Revenue Service (the IRS) rulings or pronouncements, in each case as currently in effect as of the date of this letter. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, this opinion would not be different. Moreover, this opinion is not binding on the IRS or courts and, accordingly, there can be no assurances that the IRS will not contend, and that a court will not ultimately hold, that any of the conclusions set forth herein are incorrect. We undertake no responsibility to update or supplement this opinion.

D.	OPINIONS

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the Fiscal Agency Agreement, the Underwriting Agreement and the Pricing Agreement has been duly executed and delivered by the Republic and constitutes a valid and binding agreement of the Republic, enforceable against the Republic in accordance with its respective terms.

2.	The Notes have been duly executed, issued and delivered and constitute valid and binding obligations of the Republic enforceable in accordance with their terms and are entitled to the benefits provided by the Fiscal Agency Agreement.

3.	The statements in the Prospectus Supplement under the caption “Taxation—United States Federal Taxation”, to the extent that they constitute statements of matters of United States federal income tax law or legal conclusions with respect thereto currently applicable to holders described therein (subject to the qualifications set forth therein), are fair summaries of such matters in all material respects.

E.	QUALIFICATIONS

The foregoing opinions are subject to the following comments and qualifications:

1.	Our opinions are subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law, including as may affect the enforceability of obligations of sovereigns. We give no opinion as to the availability of equitable remedies.

2.	Our opinions do not address (a) the effect on our opinions of laws not addressed by our opinions or (b) the performance of any provision of the Transaction Documents in any jurisdiction other than the State of New York.

3.	The enforceability of provisions in the Transaction Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

4.	The selection of New York law as the governing law of the Transaction Documents is expressly permitted by New York General Obligations Law section 5-1401, but the enforceability of this selection may be subject to limitations under the Constitution of the United States of America.

5.	We note that, under certain circumstances, U.S. federal courts located in the State of New York may decline to exercise subject-matter jurisdiction to adjudicate a controversy relating to or arising under the Transaction Documents. Furthermore, despite any waivers contained in the Transaction Documents, a court of the State of New York or a U.S. federal court has the power to transfer or dismiss an action on the grounds that the court is an inconvenient forum for that action.

6.	We note that any waiver of immunity on the grounds of sovereignty is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended.

7.	We express no opinion as to the enforceability of:

(a)	any indemnification or contribution provision in the Transaction Documents that may violate any law, rule, regulation or public policy;

(b)	any waiver of any applicable defenses, rights of set-off or counterclaims that are not capable of waiver; or

(c)	any provision relating to the severability of provisions in the Transaction Documents.

8.	We express no opinion as to whether any court outside the State of New York would give effect to the choice of New York law provided for in the Transaction Documents.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Annual Report of the Republic on Form 18-K for the year ended March 31, 2015 and to the references to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission.

Yours faithfully,

/s/ Allen & Overy LLP

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